5% FOR LIFE GUARANTEED MINIMUM WITHDRAWAL

BENEFIT ENDORSEMENT

This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract, unless another effective date for this endorsement is shown below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) CAN ONLY BE TAKEN AS A WITHDRAWAL BENEFIT AND DOES NOT INCREASE THE CONTRACT VALUE. THIS IS AN OPTIONAL BENEFIT AND THERE IS AN ADDITIONAL COST TO THE CONTRACT VALUE FOR THE BENEFIT PROVIDED.

A PARTIAL WITHDRAWAL IN EXCESS OF THE GREATER OF THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA) OR THE MINIMUM REQUIRED DISTRIBUTION (MRD) MAY HAVE AN ADVERSE EFFECT ON THE GUARANTEED WITHDRAWAL BALANCE (GWB), THE BONUS BASE AND THE FOR LIFE GUARANTEE. IF THE CONTRACT VALUE HAS DECREASED BECAUSE OF POOR MARKET PERFORMANCE, THE GWB AND BONUS BASE COULD BE CONSIDERABLY REDUCED SINCE THEY ARE BASED ON THE CONTRACT VALUE AFTER THE WITHDRAWAL. A WITHDRAWAL IN EXCESS OF THE GREATER OF THE GAWA OR THE MRD IN ANY CONTRACT YEAR WILL VOID THE FOR LIFE GUARANTEE.

A BONUS WILL BE APPLIED TO THE GWB AT THE END OF EACH CONTRACT YEAR DURING THE BONUS PERIOD ONLY IF NO WITHDRAWALS ARE TAKEN DURING THAT CONTRACT YEAR.

WITHDRAWALS UNDER THE GMWB ARE NOT CUMULATIVE. GUARANTEED WITHDRAWALS AVAILABLE BUT NOT TAKEN DURING ANY GIVEN CONTRACT YEAR CANNOT BE TAKEN AS A GUARANTEED WITHDRAWAL IN A SUBSEQUENT CONTRACT YEAR.

UPON FULL SURRENDER OF THE CONTRACT, THE GMWB IS TERMINATED WITHOUT VALUE. SURRENDER OF YOUR CONTRACT DUE TO REDUCED OR ZERO CONTRACT VALUE MAY NOT BE APPROPRIATE IF THE GWB IS POSITIVE.

FOR INFORMATION ON HOW THIS GMWB IS CALCULATED, PLEASE SEE THE ILLUSTRATION ON PAGE 8.

Certain definitions as found in the Contract which are relative to this Endorsement have been listed below for informational purposes.

CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value.

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INCOME DATE. The date on which annuity payments are scheduled to begin.

WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus any applicable Withdrawal Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract, adjusted for any applicable Interest Rate Adjustment.

The Contract is amended as follows:

1)	The following language is added to the CONTRACT DATA PAGE of the Contract:

"Guaranteed Minimum Withdrawal Benefit (GMWB) Charge:

On a monthly basis, the charge equals [X.XXXX%] of the Guaranteed Withdrawal Balance (GWB) and is deducted from the Separate Account Contract Value (i) at the end of each Contract Month; and (ii) upon termination of the GMWB. Upon step-up, the Company reserves the right to increase the GMWB Charge, subject to a maximum GMWB Charge, on a monthly basis, of [X.XXXX%].

The GMWB Charge will be discontinued upon the earlier of the termination of this benefit or the date on which the Contract Value equals zero."

2)	The following language is added to the DEFINITIONS section of the Contract:

"BONUS PERIOD. The Bonus Period begins on the effective date of the endorsement and ends on the earlier of (a) the 10th Contract Anniversary following the effective date of this endorsement, (b) the Contract Anniversary on or immediately following the Owner’s (if Joint Owners, the oldest Owner’s) 81st birthday, or (c) the date on which the Contract Value falls to zero as the result of a partial withdrawal or deduction of charges.

CONTRACT MONTH. The period of time between consecutive monthly anniversaries of the Issue Date.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the exception stated in this endorsement, for the GMWB to remain fully effective and to keep the For Life Guarantee effective.

GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals.

MINIMUM REQUIRED DISTRIBUTION (MRD). For certain qualified contracts, the Minimum Required Distribution is the amount defined by the Internal Revenue Code as the minimum distribution requirement that applies to this Contract only.

RECAPTURE CHARGE. The charge assessed against certain withdrawals from the Contract Value whenever a withdrawal of the Premium allocated to the Contract Value that has received a Contract Enhancement is made, or upon the exercise of the Right to Examine if any Premium allocated to the Contract Value has received a Contract Enhancement."

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3)	The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"5% FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date, for the longer of: 1) the duration of the Owner's life, or with Joint Owners, the duration of the Joint Owner's life who dies first (the For Life Guarantee, which is subject to the terms of this endorsement); or 2) until the total periodic withdrawals equal the GWB at the latest of election, step-up or application of any bonus plus any subsequent premiums net of any applicable premium taxes (subject to the $5,000,000.00 limitation discussed below), regardless of the performance of the Investment Divisions or level of the Contract Value. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the GAWA or the MRD. The Owner may "step-up" the GWB to the current Contract Value subject to the Guaranteed Withdrawal Balance Step-Up provisions. The withdrawals under the GMWB are non-cumulative; therefore if the Owner does not take the GAWA or the MRD in one year, the Owner may not take more than the GAWA or MRD as a guaranteed withdrawal in subsequent years.

If withdrawals exceed the greater of the GAWA or the MRD in a Contract Year, the For Life Guarantee will be null and void.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or any other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election or step-up due to the application of these charges and adjustments.

Any withdrawal less than or equal to the greater of the GAWA or the MRD is considered a partial withdrawal, not a full withdrawal, even if it is greater than or equal to the Contract Value.

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the MRD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the MRD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

If the age of any Owner is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered the Contract Value will be adjusted by the difference between the GMWB Charges actually paid and the GMWB Charges that would have been paid assuming the correct age. Future GMWB Charges will be based on the correct age.

Assessment of GMWB Charge.

The GMWB Charge is as specified above. This charge will be deducted at the end of each Contract Month on a pro rata basis from the Investment Divisions of the Separate Account. GMWB Charges in excess of the Separate Account Contract Value will be waived. GMWB Charges result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be assessed against Your Separate Account Contract Value for the period since the last monthly GMWB Charge.

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Guaranteed Withdrawal Balance.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of $5,000,000.00:

1.	If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.
2.	If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the greater of the GAWA or the MRD during any Contract Year, the guarantee provided by this endorsement may be reduced to an amount less than the GWB at election or step-up.

Partial withdrawals will affect the GWB as follows:

1.	If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the MRD, the GWB is equal to the greater of:
	a.	the GWB prior to the partial withdrawal less the partial withdrawal; or
	b.	zero.
2.	If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the MRD, the GWB is equal to the lesser of:
	a.	the Contract Value after the partial withdrawal less any applicable Recapture Charges; or
	b.	the greater of the GWB prior to the partial withdrawal less the partial withdrawal, or zero.

Guaranteed Annual Withdrawal Amount.

On the effective date of this endorsement, the Guaranteed Annual Withdrawal Amount is equal to 5% of the GWB.

With each subsequent Premium received after the effective date of this endorsement, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus 5% of the subsequent Premium payment, net of any applicable premium taxes, or 5% of the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1.

If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the MRD and the For Life Guarantee is still effective, the GAWA will be unchanged.

2.

If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the MRD and the For Life Guarantee is not still effective, the GAWA is the lesser of:

	a.	the GAWA prior to the partial withdrawal; or
	b.	the GWB after the partial withdrawal.

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3.

If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the MRD, the For Life Guarantee is null and void and the GAWA is the lesser of:

	a.	the GAWA prior to the partial withdrawal; or
	b.	the GWB after the partial withdrawal; or
	c.	5% of the Contract Value after the partial withdrawal less any applicable Recapture Charges.

Guaranteed Withdrawal Balance Bonus.

A bonus will be applied to the GWB at the end of each Contract Year during the Bonus Period if no withdrawals are taken during that Contract Year.

At the time the bonus is applied:

1.	The GWB equals the GWB prior to the application of the bonus plus 5% of the bonus base, subject to a maximum of $5,000,000.00.
2.	The GAWA is the greater of:
	a.	5% of the new GWB; or
	b.	the GAWA prior to the bonus.

The bonus base is determined as follows:

1.	At election, the bonus base is equal to the GWB.
2.	At step-up, the bonus base is set equal to the greater of the GWB following the step-up or the bonus base prior to the step-up.
3.

At the time of a partial withdrawal, if the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the MRD, the bonus base is set equal to the lesser of the GWB following the partial withdrawal or the bonus base prior to the partial withdrawal.

4.

Upon any premium payment subsequent to election, the bonus base is increased by the amount of the premium payment, net of any applicable premium taxes, subject to a maximum bonus base of $5,000,000.00.

Contract Value Reduces to Zero.

If the Contract Value is reduced to zero, all other rights under the Contract cease (except for the right to change the Beneficiary), no subsequent Premium payments will be accepted, and all other endorsements are terminated without value. The Bonus Period is terminated and no further bonuses are applied.

If the For Life Guarantee is still effective, the Owner will receive annual payments of the GAWA until the death of the Owner or the death of any Joint Owner.

If the For Life Guarantee is not effective, the Owner will receive annual payments of the GAWA until the GWB, if any, is depleted. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

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With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted.

Upon the death of the Owner or the death of any Joint Owner, the Beneficiary will receive the scheduled payments until the remaining GWB, if any, is depleted. No other death benefit will apply.

Guaranteed Withdrawal Balance Step-Up.

On or after the 5th anniversary of the effective date of this endorsement, the Owner may choose to step-up the GWB to equal the Contract Value. Upon election of step-up, the Company reserves the right to prospectively increase the GMWB Charge, subject to the maximum GMWB Charge indicated in this endorsement. The step-up is subject to the following restrictions:

1.	The first step-up must be at least 5 years after the effective date of this endorsement.
2.	A subsequent step-up must be at least 5 years from the latest step-up.
3.

During the first 10 Contract Years following the effective date of the endorsement, step-up can only be elected on or during the 30 calendar day period following a Contract Anniversary. Thereafter, the step-up may be elected at any time (subject to the other restrictions listed above). The request will be processed and be effective on the day We receive the request in Good Order.

At the time of step-up:

1.	The GWB equals the Contract Value, subject to a maximum of $5,000,000.00.
2.	The GAWA is the greater of:
	a.	5% of the new GWB; or
	b.	the GAWA prior to the step-up."

4)	The following language is added to the DEATH BENEFIT PROVISIONS of the Contract:

"Upon the death of the Owner or the death of any Joint Owner, while the Contract is still in force and before the Income Date, the GMWB terminates without value.

Upon continuation of the Contract by a spousal Beneficiary, the spouse may elect to terminate the GMWB on the Continuation Date and thereafter no GMWB Charge will be assessed. If the spouse does not make such election on the Continuation Date, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached.

If the GMWB is continued, the spouse will not be entitled to the For Life Guarantee. With the exception of the election of a step-up, no adjustments will be made to the GWB or the GAWA at the time of such continuation. The spouse may elect to step-up to the Contract Value (including any applicable adjustments) on the first Contract Anniversary on or immediately following the Continuation Date. Subsequent step-ups are subject to all of the restrictions in the Guaranteed Withdrawal Balance Step-Up provision. Bonuses will continue to apply in accordance with the rules described in the Guaranteed Withdrawal Balance Bonus provision. Contract Years and Contract Anniversaries will continue to be based on the anniversary of the original Contract’s Issue Date. The Bonus Period will continue to be based on the original effective date of the endorsement or the original Owner’s age, as applicable."

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TERMINATION OF THE GMWB. The GMWB will terminate and all benefits under this endorsement will cease on the earlier of:

1.	the date the Owner elects to receive income payments under the Contract;
2.	the date of a full surrender;
3.	the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse;
4.	the Continuation Date if the spousal Beneficiary elects to terminate the GMWB; and
5.	the date upon which all obligations for payment under this endorsement have been satisfied after the Contract has been terminated.

Endorsement effective date (if different from Issue Date of the Contract): ______________________________

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Illustration of the Calculation of the 5% For Life Guaranteed Minimum Withdrawal Benefit

These examples are provided to assist you in understanding how the GWB and GAWA values are computed for this endorsement. The examples only depict limited circumstances and specific factual assumptions. The results may vary depending upon the timing or sequence of actions as well as changes in market conditions. The endorsement permits periodic partial withdrawals for the longer of 1) the Owner’s life or the life of the first of the Joint Owners to die (the For Life Guarantee which is subject to terms of the endorsement) or 2) until the total periodic withdrawals equal the GWB at the latest of election, step-up, or application of any bonus plus any subsequent premiums net of any applicable premium taxes (subject to a maximum of $5,000,000).

The following examples assume you elect the 5% For Life GMWB when you purchase your Contract and your initial Premium payment is $100,000. No other optional benefits are elected. Under these circumstances, your initial GWB is $100,000, your initial GAWA is $5,000, and your initial bonus base is $100,000.

Example 1: Withdrawal equal to the GAWA when the Contract Value has decreased due to negative market performance.

If you withdraw the GAWA ($5,000) and your Contract Value is $80,000 at the time of withdrawal, then

•	Your GWB becomes $95,000, which is your prior GWB ($100,000) minus the GAWA ($5,000).
•	Your GAWA for the next year remains $5,000, because you did not take more than the GAWA ($5,000) and the For Life Guarantee remains effective.
•

Your bonus base remains $100,000 because you did not withdraw more than the GAWA ($5,000). However, since a withdrawal was taken during the Contract Year, no bonus will be applied to the GWB at the end of the Contract Year.

Example 2: Withdrawal exceeds the greater of the GAWA or the MRD when the Contract Value has decreased due to negative market performance.

If your MRD is $7,500 and your Contract Value is $80,000 at the time of withdrawal, then if you withdraw $10,000

•	We recalculate your GWB by comparing the results of two calculations and choosing the lesser amount:
	•	First, we deduct the amount of the withdrawal ($10,000) from your Contract Value ($80,000). This equals $70,000 and is your new Contract Value.
	•	Second, we deduct the amount of the withdrawal ($10,000) from your GWB ($100,000). This is $90,000.
	•	Your new GWB becomes $70,000, since this is the lesser of the two amounts.
•

Since the Contract Value prior to the partial withdrawal ($80,000) is less than or equal to the GWB prior to the partial withdrawal ($100,000), the GAWA is reduced. The new GAWA is 5% of the new GWB, which is $3,500. Since the withdrawal exceeds the greater of the GAWA or the MRD, the For Life Guarantee is null and void.

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•

We recalculate your bonus base to equal the lesser of your new GWB ($70,000) or your bonus base prior to the partial withdrawal ($100,000). In this case, your new bonus base becomes $70,000. In addition, since a withdrawal was taken during the Contract Year, no bonus will be applied to the GWB at the end of the Contract Year.

As you can see from the examples above, taking a withdrawal that exceeds the greater of the GAWA or the MRD when your Contract Value has decreased due to negative market performance reduces the Guaranteed Minimum Withdrawal Benefit. In the case illustrated in example 2, the GWB and bonus base were reduced by an additional $20,000, which is equal to the difference between the GWB and the Contract Value prior to processing the withdrawal ($100,000 - $80,000 = $20,000), and the For Life Guarantee was made null and void eliminating potential additional benefit.

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